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                                                                      EXHIBIT 11
WHITTMAN-HART, INC.
Statement Regarding Computation of Per Share Earnings


                                                          Three Months Ended
                                                               March 31,
                                                           1997        1996
                                                       -----------  -----------
Net income                                             $ 2,081,277  $   667,632
                                                       ===========  ===========
Weighted average common shares outstanding              20,190,813   10,790,876
Effect of stock options calculated according
    to the treasury stock method                         1,367,388    1,106,150
Conversion of redeemable preferred stock                      --      1,912,148
                                                       -----------  -----------
Weighted average common and common
    equivalent shares outstanding                       21,558,201   13,809,174
                                                       ===========  ===========
Net income per share                                   $      0.10  $      0.05
                                                       ===========  ===========